UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 2, 2004

COUNTRYWIDE FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-8422	13-2641992
(State or other jurisdiction of incorporation	(Commission File Number)	(IRS Employer Identification No.)

4500 Park Granada, Calabasas, CA	91302
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (818) 225-3000

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 9.01 Financial Statements and Exhibits
SIGNATURE
Exhibit 10.1

Item 1.01 Entry into a Material Definitive Agreement

     On September 2, 2004, Countrywide Financial Corporation (the “Company”) entered into an employment agreement (the “2006 Agreement”) with Angelo R. Mozilo, the Chairman of the Board and Chief Executive Officer of the Company. The provisions of the 2006 Agreement will become effective March 1, 2006 and expire on December 31, 2011, unless earlier terminated in accordance with its terms. The Company and Mr. Mozilo are also parties to a pre-existing employment agreement effective March 1, 2001 that provides for a fixed employment term commencing as of March 1, 2001 and ending on February 28, 2006, unless earlier terminated in accordance with its terms.

     The 2006 Agreement provides for continuation of Mr. Mozilo’s employment as Chairman of the Board and Chief Executive Officer of the Company from March 1, 2006 to December 31, 2006 (the “CEO Term”). From December 31, 2006 to December 31, 2011, Mr. Mozilo would continue as either an employee or non-employee Chairman of the Board.

     Pursuant to the 2006 Agreement, Mr. Mozilo will receive a base salary during the CEO Term at the annual rate of $2,900,000. The 2006 Agreement provides for incentive compensation in respect of the CEO Term in the form of a deferred cash payment pursuant to a formula that multiplies 83.33% of his calendar year 2005 incentive award by the ratio of the calendar year 2006 earnings per share over the calendar year 2005 earnings per share. If Mr. Mozilo completes the CEO Term, he will also be entitled to an option, to be granted on April 1, 2007, to purchase 1,166,667 shares of the Company’s Common Stock at its then fair market value. The 2006 Agreement further provides that certain events (such as a change in control or a termination without cause) will trigger the full vesting of the option granted to Mr. Mozilo, which will remain exercisable for its full term. While Mr. Mozilo is employee Chairman, his compensation, death, disability and termination benefits will be determined each year by the Compensation Committee of the Company’s Board of Directors.

     If Mr. Mozilo serves as non-employee Chairman, he would receive the same retainer and fees as other non-employee directors plus a premium of $200,000 for his services as Chairman as well as other benefits. Upon Mr. Mozilo’s termination of service as a director, he will become a Director Emeritus, which entitles him to certain benefits. If Mr. Mozilo is not elected as a director and Chairman, he will continue as a consultant to the Company to December 31, 2011. As a consultant, Mr. Mozilo is required to make himself available for a specified period of time each month and be compensated at the rate of $400,000 per year.

     The 2006 Agreement provides that if, following a change in control during the CEO Term, the Company terminates Mr. Mozilo’s employment without cause or Mr. Mozilo terminates his employment for Good Reason (as defined), Mr. Mozilo shall receive a cash severance payment in lieu of any further salary and cash incentive compensation for periods subsequent to such termination equal to three times the sum of (i) his annual base salary as of the date of such termination and (ii) the greater of (x) the average of his aggregate bonus and/or cash incentive award for each of the two fiscal years preceding the fiscal year of such termination and (y) the bonus and/or incentive award paid to him for the fiscal year immediately preceding the date of the change in control. The Company is also required to afford Mr. Mozilo and each of his dependents and beneficiaries, for a period of up to three years, certain other benefits provided to him and such other persons prior to Mr. Mozilo’s termination.

     The 2006 Agreement further provides Mr. Mozilo with a gross-up payment intended to make him whole, on an after-tax basis, for any payments made thereunder that become subject to excise taxes that may be payable in the event of a change in control. The 2006 Agreement also provides for certain benefits in the event of termination without cause or if Mr. Mozilo terminates his employment during the CEO Term under specified conditions.

     The foregoing description of the 2006 Agreement is qualified in its entirety by reference to the 2006 Agreement, a copy of which is attached hereto as Exhibit 10.1.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits.

10.1	Employment Agreement dated September 2, 2004 by and between Countrywide Financial Corporation and Angelo R. Mozilo

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COUNTRYWIDE FINANCIAL CORPORATION

Dated: September 8, 2004	/s/ Stanford L. Kurland

Stanford L. Kurland President and Chief Operating Officer